Exhibit 10.6

AMENDED AND RESTATED PATENT AND KNOW-HOW

EXCLUSIVE LICENSE AGREEMENT

AS BETWEEN THE UNDERSIGNED:

Mr. Jacques SEGUIN

Mr. Jean-Claude LABORDE

Hereinafter designated together as the “GRANTORS”

AND:

DEVAX Inc., a Delaware corporation

Hereinafter designated as the “LICENSEE”.

BACKGROUND:

Mr. Jacques SEGUIN and Jean-Claude LABORDE are joint title owners of a patent issued on November 20, 1998 by the National Institute of Industrial Property of France, under the number 96 07245, entitled “Device permitting the treatment of bodily conducts at the level of a bifurcation” (“Underlying Patent”)1

It was published in the Official Bulletin of Industrial Property of France N# 98/47, November 20, 1998.2

The Underlying Patent is for the invention of a medical device called a “bifurcated stent” specially conceived for treating cardiovascular illnesses which require an intervention at the level of branching blood vessels.

A patent application was filed with the United States Patent and Trademarks Office on April 3, 1998 under application number 09/011,214 (“U.S. Patent Application”).

A patent application was filed under PCT/FR97/00999, under the following title: “Endoprosthesis for vascular bifurcation” and a patent application was filed having International Application No. PCT/EP2002/012509, titled “Endoprosthesis for Vascular Bifurcation” (collectively “the PCT Patent Applications”).3

Other patent applications related to the Underlying Patent and PCT Patent Application were filed before the European Union, Canada, Japan and the South African Union and are presently pending (“Other Patent Applications”).

[1]	Dispositif permettant le treatment de conduits corporels au niveau d'une bifurcation, Institut National de la Propriete Industrielle, brevet n# 96 07245

[2]	Bulletin Officiel de k Propriete Industrielle n3 98/47 du 20 novembre 1998.

[3]	“Endoprothese pour bifurcation vasculaire”

Licensee has been organized under the laws of the State of Delaware (USA) for the purpose of, among other things, research, development and marketing of medical devices including those based on the Licensed Technology and the Grantors desire to grant to Licensee the present exclusive license, according to the terms set forth below.

A Patent and Know-How Exclusive License Agreement was entered by and between the Grantors and the Licensee on August 18, 1999 (the “Effective Date”).

The parties now wish to amend and restate the Patent and Know-How Exclusive License Agreement as of April 30, 2007.

IT IS AGREED THAT:

DEFINITIONS

“Licensed Patents” means: (a) Underlying Patent; (b) the U.S. Patent Application, the PCT Patent Application and the Other Patent Applications; (c) any and all corresponding foreign patent applications based on the Underlying Patent or PCT Patent Application, the U.S. Patent Application or the Other Patent Applications, whether now existing or hereafter filed; (d) any divisionals, reissues, continuations, continuations-in-part, or substitute applications and inventors’ certificates arising from, or based upon, any of the foregoing patents and patent applications and any other patent applications claiming priority to any to the foregoing patents or patent applications or any other patents or patent applications referenced in this definition; (e) any patents issuing from any of the foregoing; and (f) any reissues, re-examinations, renewals, extensions and supplemental protection certificates of any of the foregoing.

“Grantors.” “Grantors” are Mr. Jacques Seguin and Mr. Jean-Claude Laborde, each referred to herein as a “Grantor.”

“Licensed Technology.” “Licensed Technology” means the Licensed Patents and the Know-How.

“Know How.” “Know-How” means (a) the Bifurcated Stent Technology and (b) all information, and data which is not generally known, including (without limitation) formulae, designs, procedures, protocols, techniques and results of experimentation and testing, which is necessary or useful to make, use, sell, develop or seek regulatory approval in any country to market the Licensed Products. For the avoidance of doubt, “Know-How” does not include any technology or intellectual property assigned by Mr. Seguin to Licensee pursuant to the Technology Transfer Agreement dated September 2, 1999.

“Bifurcated Stent Technology.” “Bifurcated Stent Technology” means (a) all ideas, abstracts, diagrams, designs, improvements, inventions, modification, know-how, trade secrets, data, prototypes, techniques, and plans and any other proprietary rights (the “Proprietary Rights”) as set forth or described in the document titled “Description of the Development of the Bifurcated Stent and any attachments thereto, a copy of which is attached hereto as Exhibit A (the “Bifurcated Stent Description”) and (b) all Proprietary Rights arising out of any animal studies or other experiments described in the Bifurcated Stent Description; excluding, however, the Licensed Patents.

“Licensed Product.” “Licensed Product” means any product or device based upon or comprising the Licensed Patents and developed by Licensee, its affiliates or sublicensees that, when made, used or sold would, but for the rights granted to Licensee hereunder constitute an infringement of a Valid Claim in the country in which such manufacture, use or sale occurs.

“Valid Claim.” “Valid Claim” means a claim of an issued patent within the Licensed Patents which claim has not lapsed, been cancelled, or become abandoned, has not been declared invalid by a final judgment of a court of competent jurisdiction from which no appeal can be or is taken, and has not been admitted to be invalid or unenforceable through reissue or disclaimer.

“Net Sales.” ‘Net Sales” means the gross revenue derived by Licensee, its affiliates and sublicensee from sales of Licensed Products to customers who are not affiliates, less:

(a) prompt payment or other trade or quantity discounts as are customary in the trade;

(b) commissions paid or allowed to distributors and agents who are independent third parties (and not affiliates);

(c) amounts repaid or credited by reason of rejections or returns of Licensed Products;

(d) taxes, customs duties and other governmental charges actually paid or withheld;

(e) allowances actually granted, including any allowances for bad debt, provided that upon the extinguishment of any such allowance, the extinguishment will be determined to be a receipt; and

(f) transportation and delivery charges, including insurance premiums, actually incurred.

In the event that a product sold by Licensee, its affiliates or sublicensees is comprised in part of a Licensed Product and in part done or more other products or devices, Net Sales shall be determined by multiplying the amount calculated pursuant to the immediately preceding paragraph for such combination product by the Combination Allocated Portion (as defined below). The “Combination Allocated Portion” shall mean a fraction, the numerator of which is the average selling price of the Licensed Product included in such combination product and the denominator which is the sum of the average selling price of such Licensed Product and the average selling price of the other products or devices that are part of such combination product. In the event that the average selling price for a product is not available, then the fair market value for the product shall be used instead.

TERMINATION OF PRIOR AGREEMENTS

That certain license agreement dated August 18, 1999, between the Grantors and DEVAX S.A. (a French Company) (the “Prior Agreement”) shall be superseded and replaced in its entirety by this Agreement and the Prior Agreement shall be of no further force or effect.

ARTICLE 1.

NATURE AND EXTENT OF THE LICENSE

The Grantors hereby grant to the Licensee and its affiliates, and the Licensee and its affiliates hereby accept, an exclusive worldwide license under the Licensed Technology (the “License”) for any and all purposes.

The License shall be exclusive even as to the Grantors and the License rights shall include, without limitation, the right to make, have made, use, import or sell and offer for sale the Licensed Products or any other product based on the Licensed Technology.

The Grantors relinquish the right to directly exploit or grant to a third party any rights to the Licensed Technology during the validity of the present agreement.

ARTICLE 2.

SUB-LICENSES

The License shall include the right to grant sublicenses and the Licensee shall be free to make, have made, use, import, sell or offer for sale any products covered by the Licensed Technology either directly or through its affiliates, sublicenses, agents, distributor or any other means it deems appropriate.

ARTICLE 3.

TECHNICAL ASSISTANCE

The Grantors agree, at the request of Licensee, to provide the Licensee without charge technical assistance to commence the exploitation of the Licensed Technology for a term of one (1) year starting from the Effective Date. Reasonable travel, living, and accommodation expenses, incurred by the Grantors engaged in this capacity will be borne by the Licensee. Any work or other product Proprietary Rights resulting or otherwise arising out of any technical assistance or work performed for or on behalf of the Licensee by Grantor under this Agreement shall be assigned to and owned by the Licensee for the purpose of clarification, except as specifically set forth in Article 7 of this Agreement or any other contract or agreement that may be entered between the Licensee and a Grantor, each Grantor shall own all Proprietary Rights resulting or otherwise arising out of any ideas, inventions or work that Grantor has developed or conceived independent of the Company and outside the scope of this Agreement.

Beyond this one (1) year period, the Grantors will provide, upon the request of Licensee, and in a manner consistent with their other professional obligations, technical assistance, for which their compensation shall be determined on a case by case basis, and reasonable food, travel and lodging expenses incurred in this capacity shall be borne by the Licensee.

ARTICLE 4.

CONFIDENTIALITY

4.1 Confidential Information. Each party hereunder shall maintain the secret and confidential nature of all technical documents, information and studies related to the Licensed Technology and any other Proprietary Rights of the other party for so long as (a) such information was not in the public domain before its communication to the other party; (b) such information subsequently entered into the public domain after its communication to the receiving party (through no fault of the receiving party); (c) such information was not known lawfully by the receiving party prior to its communication; (d) such information was not received by a third party in a lawful manner without any restrictions on its disclosure; or (e) the disclosure of such information was not authorized by the other party.

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED.

4.2 Employee Agents. Each party is responsible to ensure that its employees, agents, affiliates and sublicensees observe and comply with the confidentiality obligations of this Article 4.

4.3 Survival of Confidentiality Obligations. The confidentiality obligations shall remain in effect after the termination of this Agreement.

ARTICLE 5.

COMMERCIALIZATION

The Licensee shall take all commercially reasonable steps to effectively exploit the Licensed Technology and commercialize the Licensed Products. The Licensee shall use commercially reasonable efforts to promptly avail itself of funds necessary to develop the Licensed Products and gain regulatory approval for marketing of the Licensed Products. For avoidance of doubt, the parties agree that this Article 5 does not require Licensee to exploit each and every Licensed Technology or to commercialize each and every Licensed Product but only those Licensee in good faith determines to commercialize.

ARTICLE 6.

FINANCIAL CONDITIONS

The license is subject to the following financial conditions:

6.1 Royalty Payments. The Licensee will pay the Grantors royalty fees based as follows:

(a) [***] of the Net Sales of all Licensed Products sold by Licensee, its affiliates and its sublicensees in any country where the manufacture, use or sale of such Licensed Product would absent the License grant set forth herein, infringe on Valid Claims of Licensed Patent; the royalty provision under this Section 6.1(a) shall be applicable until the total royalty fees paid or payable to Grantors under this Section 6.1(a) have reached [***]; and

(b) Once the aggregate royalty fees pursuant to Section 6.1(a) has reached [***], the total royalty rate [***] of the Net Sales of all Licensed Products sold by Licensee, its affiliates and it sublicensees in any country where the manufacture, use or sale of such Licensed Product would absent the License grant set forth herein, infringe on Valid Claims of Licensed Patent.

6.2 Due Date. The licensee will calculate and pay the Grantors the royalty fees above on a quarterly basis, within thirty (30) days of the end of each payable quarter and payable on or prior to the 30th day of the months of January, April, July, and October, by check to the order of Mr. Jacques Seguin and Mr. Jean-Claude Laborde.

All royalty fees earned and not paid by such due date will bear interest at the rate of [***] until paid, without prejudice to the Grantors’ right to terminate the License as provided for in Section 12.5.

6.3 Accounting. If and when, Licensee develops commercial applications for the Licensed Technology, and subsequently sells a Licensed Product, Licensee will keep, and will cause its affiliates and/or sublicensees to keep, complete an accurate records pertaining to the sale of Licensed Products in sufficient detail to permit Grantors to confirm the accuracy of calculations of all payments hereunder. Such records will be maintained for a two (2) year period following the year in which any such payments were made hereunder. No more frequently than once a year, Grantors will have the right to engage, at its own expense, an independent, certified public account reasonably acceptable to Licensee, to examine Licensee’s records from time to time as may be necessary to determine, with respect to any calendar year, the correctness of any report or of payment made under this Agreement. Grantor shall treat all financial information subject to review under this Section 6.3 or 6.4 or under any sublicense agreement as confidential, and shall cause its accounting firm and other agents to retain all such financial information in strict confidence under Article 4, above.

6.4 Reports. Beginning with the first sale of a Licensed Product, Licensee shall provide written reports of the earned royalty payments to Grantors within thirty (30) days after the end of each calendar quarter. This report shall state the number, description and aggregate Net Sales of Licensed Products during such completed calendar quarter and resulting calculation pursuant to Section 6.1 of earned royalty due to Grantors for such completed calendar quarter. Concurrent with the making of each such report, Licensee shall include the payment due to Grantors of royalty fees for the calendar quarter covered by such report.

6.5 Payments in U.S. Dollar. The remittance of any and all royalty fees shall be payable to Grantors in United States Dollars. Net Sales in foreign currency shall be converted into U.S. Dollars at the official rate of exchange of the currency of the country from which the royalties are payable, as quoted by the Wall Street Journal for the last business day of the calendar quarter in which the royalties are payable. If the conversion into the U.S. Dollars of any such remittance in any such instance is not lawful or reasonably possible, the payment of such royalties shall be made by the deposit thereof, in the currency of the country where the sale was made, to the credit and account of Grantors or its nominee in any commercial bank or trust company of Grantors’ choice located in that country, prompt notice of which shall be given by License to Grantors.

ARTICLE 7.

UPHOLDING OF THE PATENT RIGHTS

AND OTHER PROPRIETARY RIGHTS

7.1 Ownership. Licensee acknowledges and agrees that Grantors are and shall remain the sole owners of the Licensed Technology which name Grantors as the sole inventors and that Licensee has no rights in or to the Licensed Technology which name Grantors as the sole inventors other than the License and other rights specifically granted herein.

7.2 Filing, Prosecution and Maintenance of Patents. Licensee shall have the sole and exclusive right, but not the obligation, to file, prosecute and maintain all patent applications in the Licensed Patents and to pursue and comply with all requirements and activities Licensee deems necessary to receive issuance of patents from such applications. Licensee shall be responsible for all costs, fees and expenses incurred from and after the Effective Date in connection with the filing, prosecution and maintenance of such patent applications and the maintenance of any patents issuing therefrom.

7.3 Prosecution Assistance. Grantors shall provide all the assistance as reasonably requested by Licensee to aid Licensee in its efforts and activities as set forth in this Article 7. Licensee shall pay Grantors for the reasonable labor and material costs of such assistance providing that all such costs are pre-approved by Licensee in writing.

7.4 Patent Enforcement. Licensee shall have the sole and exclusive right, but not the obligation, to enforce the Licensed Patents in infringement, interference or other proceedings and to file suit in its own name and in the forum of Licensee’s choice. As such, Licensee shall have the sole and exclusive right to settle and compromise any such controversy with third parties on terms that it, in its sole discretion, deems proper. Grantors will cooperate with Licensee, at Licensee’s request, in enforcing the Licensed Patents, including joining Licensee as a party to a suit or action if requested by Licensee. The parties hereto agree that all costs, fees and/or expenses incurred in connection with enforcement of the Licensed Patents shall be borne by Licensee. To the extent that damages are awarded to Licensee for any infringement and/or to the extent that monies are paid to Licensee by way of settlement of a claim for any infringement, such damages and/or monies shall be retained solely by Licensee, provided that any amounts remaining after reimbursement to Licensee of its costs and expenses will be considered Net Sales Revenue for purposes hereunder.

7.5 Third Party Infringement Claims. In the event any Licensed Product becomes the subject of a claim for patent or other proprietary right infringement anywhere in the world by virtue of the incorporation of the Licensed Technology therein, the Parties shall promptly give notice to the other. Licensee shall have the exclusive right to conduct the defense of any such suit brought against Licensee, provided, however, if requested by Licensee, that Grantor shall cooperate with Licensee in the defense and participate in any such suit, at Licensee’s expense. Neither party shall enter into any settlement that affects the other party’s rights or interests without such other party’s written consent. In the event that Licensee, or its affiliate or sublicensee is required to pay a third party a royalty because the manufacture, use or sale of a Licensed Product infringes such third party’s patent or other intellectual property right, then Licensee may deduct 50% of such royalty payment to such third party from the royalties owed by Licensee to Grantor under Section 6.1 based on sale of such Licensed Product.

7.6 Patent Indemnity. Licensee shall indemnify and hold Grantor harmless from and will defend against any action brought against Grantor to the extent that it is based on a claim that the manufacture, use or sale of a Licensed Product infringes any patent or other proprietary rights of any third party (except for claims that the Licensed Technology was misappropriated by Grantor or its agents). Grantor shall cooperate with and shall provide all reasonable assistance to the Licensee in the defense of such action.

ARTICLE 8.

REPRESENTATIONS AND WARRANTIES

8.1 Grantors represents and warranties:

(a) Patent Ownership. Each Grantor represents and warrants that:

(i) It has not granted any license under the Licensed Technology except to Licensee pursuant to this Agreement or the Prior Agreements, and is under no obligation to grant any such license;

(ii) Together with the other Grantor, or the other Grantor and Licensee, he is the owner of the entire right, title and interest in and to the Licensed Technology;

(iii) There are no outstanding liens, encumbrances, agreements or understandings of any kind, either written, oral or implied which are inconsistent or conflict with any provision of this Agreement; and

(iv) He has disclosed and will continue to promptly disclose to Licensee all material information relating to the Licensed Technology, and has authorized Licensee’s patent counsel to discuss any issues relating to Licensed Patents.

(b) Patent Proceedings. Each Grantor represents and warrants that to the best of his knowledge, no patent application within the Licensed Patent is the subject of any pending interference, opposition, cancellation or other protest proceeding.

(c) Knowledge of Third Party Patents. Each Grantor represents and warrants that he has no knowledge of any foreign or domestic patent or patent application which is reasonably expected by Grantor to restrict Licensee from manufacturing, using or selling any Licensed Product.

(d) Grantor Authorization. Each Grantor represents and warrants that he has the full authority and capability to execute and perform this Agreement, and such execution and performance is not inconsistent with any agreement or arrangement it has with any third party or any rules or regulations applicable to him.

8.2 Licensee Representation and Warranty. Licensee represents and warrants that it has the authority and capability to execute and perform this Agreement, and such execution and performance will not violate any restriction obtained in any law or regulation, or in any agreement between Licensee and any third person.

ARTICLE 9.

IMPROVEMENTS

Any improvements made by, conceived or created solely by Jean Claude Laborde after the Effective Date shall be owned by Jean Claude Laborde. “Improvements” for the purposes hereunder shall be defined as any inventions, discoveries, designs, or other Proprietary Rights, whether or not patentable, which is (i) not covered by a Valid Claim under any Licensed Patents, (ii) not Licensed Technology, and (iii) not otherwise assigned or assignable to Licensee pursuant to Article 3 of this Agreement. The Licensee shall have the right of first offer to negotiate the terms of a license or any other rights for any Improvements made by, conceived or created by Jean Claude Laborde. Licensee may elect to at its own cost and expense file patent applications in the name of Jean Claude Laborde covering the Improvements made by Jean Claude Laborde. If such Improvements are not patentable, such Improvements shall be included in the definition of Know-How for the purposes hereunder without any additional fees. If the Improvements are patentable and Licensee desires to use or other have rights to such Improvements, then Licensee and Jean Claude Laborde shall promptly notify Licensee of any Improvements related to the Bifurcated Stent Technology or useful for the purpose of developing, manufacturing or marketing any bifurcated stent device or related delivery system.

ARTICLE 10.

NULLITY

Should the Licensed Patents be declared null and void in its entirety by a definite court ruling, the Licensee shall not make a claim against the Grantors for any damages, reimbursement of licensing fees already paid to Grantors, provided, however, such ruling is not based or related to Grantor’s breach of the representations under this Agreement.

ARTICLE 11.

EUROPEAN COMMUNITY LAW

If one of the clauses on the contract were to be contrary to European Union law, the parties shall proceed without delay to the necessary modifications, respecting in all other measures, the intent of the parties existing at the time of the signature of the present contract. All other clauses of the contract will remain in full force and effect.

ARTICLE 12.

TERM; TERMINATION

12.1 Term. This Agreement will commence as of the Effective Date of this Agreement and, unless sooner terminated as provided hereunder, will terminate upon the later of (a) eight (8) years from the first commercial sale of any Licensed Product; or (b) the date of expiration of the last to expire patent of the Licensed Patents.

12.2 Default. The term “Default” shall, with respect to either party, mean any of the following events occurring during the Term:

(a) Any material breach of this Agreement consisting of the failure to make a payment required hereunder, which breach remains uncured after sixty (60) days notice specifying the amount then due;

(b) Any material nonfinancial breach of this Agreement, which breach remains uncured after ninety (90) days notice specifying the nature of the breach; or

(c) The commencement of bankruptcy proceedings, dissolution or liquidation by or against either party.

12.3 Termination by Licensee Without Cause. Licensee will have the right to terminate this Agreement, for any reason, upon six (6) months’ written notice to Grantors. In the event of such termination, Licensee will pay Grantors any and all accrued payments due to Grantors through the effective date of termination.

12.4 Termination by Licensee. In the event of a Default by Grantors, Licensee may at its election (without prejudice to any other legal or equitable remedies that Licensee may have), exercisable upon notice to Grantors, either (i) terminate this Agreement, or (ii) continue to exploit commercially the License, but thereafter the Licensee’s obligations under this Agreement shall be limited solely to those royalty payment obligations arising under this Agreement as set forth in Sections 6.1.

12.5 Termination by Grantors. In the event of a Default by Licensee, Grantors may at its election (without prejudice to any other legal or equitable remedies that Grantors may have), exercisable upon notice to Licensee, declare the License immediately terminated, in which event Licensee shall forfeit entirely all rights and interest in and to the Licensed Technology (including, without limitation, all Licensed Patents), and this Agreement shall terminate. Notwithstanding the foregoing, if a Default is based on Licensee’s failure to comply with Article 5, Grantors shall provide at least six months’ prior written notice of such Default to Licensee and shall only have the right to terminate if any such Default is not cured or waived within such six month period and then only with respect to the licenses for any Licensed Technology not being exploited or commercialized at such time as to which a Default was earlier declared, and not the entire License or this entire Agreement.

12.6 Sublicenses. Upon termination of this Agreement for Default of Licensee, notwithstanding any other language contained in this Agreement, any and all sublicenses granted by Licensee prior to such termination shall automatically be assigned to Grantor, shall continue in effect in accordance with their terms, and shall thereafter (during the respective terms of such sublicenses) be subject in all respects to the provisions of this Agreement, in addition to any provisions contained in such sublicenses.

12.7 Return of Material. In the event of a termination under Section 12.5, the Licensee will remit within thirty (30) days of such termination date, all documents in its possession of any nature relating to the Licensed Patents and Know-How.

ARTICLE 13.

INVENTORY AT TERM OF CONTRACT

In the event of termination, the Licensee shall be obligated to sell the Licensed Products after an inventory is taken in the presence of the parties. The unsold Licensed Product at the expiration of a six (6) month following the termination of this agreement shall be destroyed at Licensee’s expense, in the presence of Grantors, or their duly appointed representatives.

ARTICLE 14.

ASSIGNMENT

Except as otherwise provided herein, neither this Agreement nor any interest hereunder will be assignable in part or in whole by any party without the prior written consent of the other; provided, however, that Licensee may assign this Agreement, in whole or in part, to any of its affiliates or to any successor in interest by merger, sale or other acquisition (including the assignee of all or substantially all of its assets), or to its sublicensees. In the event of such assignment, this Agreement shall, to the extent of the interest transferred, automatically be binding upon and insure to the benefit of such assignees and successors in interest, and such assignees shall be required to undertake in writing (a copy of which is to be provided to Grantors) to perform this Agreement in accordance with their applicable responsibilities hereunder.

ARTICLE 15.

INTENTIONALLY OMITTED

ARTICLE 16.

NOTICES

Any notice to be given under this Agreement shall be in writing and shall be presumptively deemed given (i) when personally delivered; (ii) when sent by facsimile, with confirmation of receipt; (iii) one (1) business day if domestic, or three (3) business days if international, after having been sent by commercial overnight courier with written verification of receipt; or (iv) five (5) business days after having been sent by first class mail, proper postage prepaid. All such notices shall be addressed to the receiving party at the address or addresses set forth below or at such other addresses as either party may specify from time to time by written notice in accordance herewith.

If to Licensee:

Devax, Inc.

20966 Bake Parkway, Suite 106

Lake Forest, CA 92630

Attention:

Fax:

If to Grantors:

Jacques Seguin, M.D., Ph.D.

_______________________

_______________________

Fax: ____________________

Jean-Claude Laborde, M.D.

_______________________

_______________________

Fax: ____________________

ARTICLE 17.

MISCELLANEOUS PROVISIONS

17.1 Dispute Resolution. In the event of a dispute relating to this Agreement, the Parties shall endeavor to settle such dispute amicably. Failing amicable resolution, either party may seek resolution in the federal court.

17.2 Governing Law. The enforcement and construction of this Agreement shall be governed by law of the State of Delaware, United States, without regards to conflicts of laws principles.

17.3 Relationship of the Parties. Neither party is, nor will be deemed to be, an agent or legal representative of the other Party for any purpose. Neither party will be entitled to enter into any contracts in the name of or on behalf of the other party, and neither party will be entitled to pledge the credit of the other party in any way hold itself out as having authority to do so. No party will incur any debs or make any commitments for the other, except to the extent, if at all, specifically provided herein.

17.4 Entire Agreement. This Amended and Restated Patent and Know-How Exclusive License Agreement constitutes the entire agreement between Grantors and Licensee with respect to the subject matter thereof, and has not been modified or amended and supersedes all prior agreements relating to the subject matter hereof.

17.5 Amendment. No amendment, modification or supplement of any provision of the Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

17.6 Waiver. No provision of the Agreement unless such provision otherwise provides will be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by a duly authorized officer of the waiving Party.

17.7 Full Force and Effect, No Default. As of the date of the this Amended and Restated Patent and Know-How Exclusive License Agreement, no event of default exists and is continuing under this Agreement and, to Grantors’ knowledge, there is no event that with the giving of notice, the passage of time, or both, would constitute an event of default under this Agreement

IN WITNESS WHEREOF, the parties, intending to be bound hereby, have executed this Amended and Restated Patent and Know-How Exclusive License Agreement as of the date first set forth above.

/s/ Jacques Seguin
JACQUES SEGUIN, M.D., Ph.D.

/s/ Jean-Claude Laborde
JEAN CLAUDE LABORDE, M.D.

DEVAX INC.

By:	/s/ Jeffrey Thiel
Its:	President and Chief Operating Officer